Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Experts” in the Registration Statement Form F-10 and related Prospectus of Cognos Incorporated for the registration of 4,500,000 shares of its common stock and to the use therein of our report dated March 28, 2002; except note 14, as to which the date was May 24, 2002 with respect to the consolidated financial statements of Cognos Incorporated included in its Annual Report (Form 10-K) for the year ended February 28, 2002, filed with the Securities and Exchange Commission.

Ottawa, Canada	/S/ ERNST & YOUNG LLP
June 17, 2002	Chartered Accountants